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IMPAC MEDICAL SYSTEMS, INC.

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The following is the text of a joint press release issued by IMPAC Medical Systems, Inc. and Elekta AB (publ) on January 18, 2005:

PRESS RELEASE

Stockholm, Sweden and Mountain View, California – January 18, 2005

ELEKTA AB TO ACQUIRE IMPAC MEDICAL SYSTEMS, INC.

Acquisition accelerates Elekta’s expansion into high growth health care information systems for radiation therapy, medical oncology and related clinical practices, and forms the world’s most comprehensive cancer management company.

Elekta AB (publ) (SSE: EKTAb) and IMPAC Medical Systems, Inc. (NASDAQ: IMPC) today announced an agreement under which Elekta will acquire IMPAC, a world leading provider of information systems for managing radiation and medical oncology and related clinical practices. The acquisition will enable Elekta, a world leading supplier of advanced clinical solutions for high precision radiation treatment of cancer and for non- or minimally invasive treatment of brain disorders, to offer customers a new, broad array of health care information products for clinical, administrative, outcomes and decision support purposes.

Under the terms of the agreement, Elekta will pay USD 24.00 in cash for each share of IMPAC common stock outstanding, which represents a premium of 22 percent over the IMPAC closing price on January 14, 2005, and equates to a diluted equity value of approximately USD 250 million and an enterprise value of approximately USD 190 million. The merger is contingent upon approval of the transaction by IMPAC’s stockholders, receipt of Hart-Scott-Rodino regulatory approval and other customary closing conditions. IMPAC’s board of directors has approved the acquisition and recommends that stockholders vote in favor of the transaction. IMPAC intends to hold a special stockholders meeting to approve the merger in mid-April and to close the transaction shortly thereafter. Major stockholders of IMPAC, together holding approximately 33 percent of the company’s shares, have entered into agreements with Elekta to vote their shares in favor of the transaction.

Creates leading integrated oncology solutions provider with global reach

Joining forces, Elekta and IMPAC will be able to offer a unique, fully-integrated and seamless solution addressing the entire spectrum of the cancer care process from diagnosis through treatment planning, treatment delivery and follow-up, including cancer registry and decision support.

In addition, the companies’ highly complementary geographic footprints will allow for more rapid deployment of IMPAC’s solutions into Europe and Asia/Pacific, while providing IMPAC’s US customers with greater choice and improved radiation therapy solutions. Elekta’s customers will be able to improve treatment efficiency through access to the full range of IMPAC’s cancer management systems. Combined, Elekta and IMPAC will have relationships with more than 3,000 hospitals and cancer centers around the world, including over 1,300 oncology centers, over 1,100 cancer registry operations and over 400 pathology laboratories in North America.

“The acquisition of IMPAC is an important step in the strategic development of Elekta and our ongoing efforts to improve cancer care”, said Dr. Laurent Leksell, President and CEO of Elekta. “The addition of IMPAC’s strong management and software engineering team creates a significant new dimension to our solutions for cancer treatment,” Dr.Leksell added. “We are looking forward to offering our customers the IMPAC software platform for electronic medical records, laboratory, decision support, and practice management, in addition to Elekta’s comprehensive suite of radiation treatment imaging, planning, and delivery systems for the clinic. This is a dynamic and very complementary combination that addresses an intensifying need for integrated information systems and devices that can lead to faster proliferation of the most efficient and best cancer treatment practices, including image guided radiation therapy.”

Commitment to open connectivity and research driven clinical solutions

While Elekta will be able to provide its customers with a complete “one-partner” solution going forward, both Elekta and IMPAC remain firmly committed to an open architecture, multi-vendor software format. Commenting on this, Dr. Laurent Leksell noted “Open connectivity based on industry standards is of great importance for all customers and supports the continued improvement of cancer care. The acquisition of IMPAC will allow us to assume global leadership in the accelerated development of industry-wide standards and protocols in cancer care in general and in radiation oncology in particular. We invite industry colleagues to take part in this development and we truly believe that all vendors should participate in an effort to make closed, non-compatible systems and vendor-specific connectivity solutions a thing of the past.”

Elekta and IMPAC have a long and successful history of prior collaborations and in October 2004 signed a sales consulting agreement. This, together with ongoing joint development interface standards, has led to the companies reaching a point where a merger of the operations was a natural step. Combining the intensive R&D efforts and unsurpassed joint product development competence of Elekta and IMPAC, product development will accelerate in both information systems and treatment solutions with a focus on improving the entire cancer therapy process. Adding to this, Dr. Leksell noted, “We are truly excited and very pleased to welcome the whole IMPAC team to the Elekta Group – including the three founders, Joseph K. Jachinowski, James P. Hoey and David A. Auerbach.

According to the agreement, IMPAC will operate as a wholly owned subsidiary under the direction of the current IMPAC President and CEO Joseph K. Jachinowski, who will continue as president of IMPAC while becoming a member of Elekta’s management team. Following the completion of the acquisition, the two companies will work as separate entities but in close cooperation. Integration will take place gradually where it benefits the customers and makes operations more efficient.

“We are extremely excited about the avenues this transaction opens for the advancement of cancer therapy,” said Joseph K. Jachinowski. “Each company is a leader in its respective field, and together we can provide clinicians with more treatment, management and delivery solutions, in less time, and with a greater level of integration than previously possible. No other company addresses the entire spectrum of cancer care or is as committed to open architectures and vendor-neutral connectivity as IMPAC and Elekta are. And no other company can offer the disease management and outcomes analysis initiatives we can deploy which can significantly reduce the cost and effort required to treat cancer patients” stated Jachinowski.

Financial effects of the acquisition

Elekta had revenue of SEK 2,900 million in fiscal year 2003/04, following a growth in local currencies of 14 percent over the previous fiscal year. Operating margin for the fiscal year was 10.5 percent and earnings per share were SEK 7.63. For fiscal years 2004/05 to 2006/07, Elekta has previously announced financial objectives of revenue growth in the 10-15 percent range in local currencies and an operating margin in the 10-12 percent range.

Through the acquisition of IMPAC, Elekta will enter into a new phase of accelerated profitable growth. Management expects that the transaction will result in:

•	Immediate accretion to earnings on a cash basis (before amortization of intangibles)

•	Dilution to reported earnings in fiscal year 2005/06, and accretion in fiscal year 2006/07 and onwards

•	Accelerated revenue growth

•	Preserved balance sheet strength and financial flexibility

Management expects that in the short- to medium-term the acquisition will lead to incremental revenue synergies for the consolidated group in an amount of approx. SEK 100 M.

Furthermore, management estimates that in the short- to medium-term the combined entity will be able to achieve cost reductions of approximately SEK 30 M.

The acquisition of IMPAC is expected to be accretive to cash flow from the outset. Excluding the effects of non-cash amortization charges, the transaction is expected to be accretive to Elekta’s cash earnings after tax by approximately SEK 2.00 per share in 2005/06.

In accordance with the new IFRS accounting standards, Elekta will amortize certain intangibles associated with the acquisition and make ‘fair value’ adjustments to certain of IMPAC’s balance sheet items. As a consequence, the transaction is expected to have a dilutive effect of approximately SEK 0.50 per share after tax on Elekta’s reported earnings in fiscal 2005/06. In fiscal 2006/07, the total effects are expected to be accretive to Elekta earnings by approximately SEK 1.50 per share after tax.

Elekta’s balance sheet will remain strong with preserved financial flexibility. After the transaction is consummated, the equity to asset ratio on a ‘pro forma basis’ is expected to be approximately 38 percent. The net debt/EBITDA ratio is expected to be approximately 0.4x.

Elekta does not envision a change to its current dividend policy.

Financing

The acquisition will be financed through existing cash resources and a new USD 125 million, 5-Year Revolving Credit Facility provided by Banc of America Securities Limited, Danske Bank A/S and SEB Merchant Banking.

Advisers

Banc of America Securities Limited acted as financial adviser to Elekta on this transaction. William Blair & Company, L.L.C. acted as financial adviser to IMPAC and rendered a fairness opinion. Jones Day acted as counsel to Elekta. Orrick, Herrington & Sutcliffe LLP acted as counsel to IMPAC.

Banc of America Securities Limited is a wholly-owned subsidiary of Bank of America, N.A. It is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority.

Investor events

Elekta Conference Call

Elekta will host a conference call on Tuesday, January 18, 2005 at 10.00 AM Swedish time (CET) to discuss Elekta’s acquisition of IMPAC. Call-in numbers: Sweden + 46 (0) 8 50 52 0114, Europe: +44 (0) 20 7162 0182, U.S. +1 334 323 6203 Password: Elekta. (NOTE: for Local Connect dial-in numbers – you must always dial the area code to enter the conference). Instant replay: The teleconference will be available on instant replay for 7 days. To obtain the service, please dial Sweden +46 (0) 8 505 203 33, access code: 641571, Europe: +44 (0) 20 7031 4064, access code: 641571, U.S: +1 954 334 0342, access code: 641571.

Slides for this teleconference will be available on www.elekta.com/investors shortly before the conference call.

Elekta investor meeting in Stockholm

Elekta will host an investor meeting in Stockholm on Thursday, January 20, 2005 at 3 PM (CET), at the company’s head office on Kungstensgatan 18. Please notify your attendance by an e-mail to ir@elekta.com. Further details in separate invitation.

Elekta investor meeting in New York

Elekta will host an investor meeting in New York on Thursday, January 20, 2005 at 8.00 AM (ET), at Banc of America Securities, 9 West 57th Street. Please notify your attendance by an e-mail to ir@elekta.com. Further details in separate invitation.

IMPAC Conference Call

IMPAC will host a conference call on Tuesday, January 18, 2005 8:00 AM Pacific Time to discuss Elekta’s acquisition of IMPAC. Individuals are invited to listen to the call by dialing 1-800.884.5695. International callers can dial 1-617.786.2960. The Participant Passcode: 97779644, is the same for both domestic and international participants. Dial in approximately ten minutes prior to the scheduled teleconference time. The conference call can also be accessed live over the Internet through the IMPAC website, www.impac.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay on the IMPAC website will be available for two weeks after the original broadcast.

********

For further information, please contact:

Peter Ejemyr, Group VP Corporate Communications, Elekta AB

Phone: +46 733 611 000, e-mail: peter.ejemyr@elekta.com

Lars Jonsteg, VP Investor Relations North America, Elekta, USA

Phone: +46 708 78 37 35, e-mail: lars.jonsteg@elekta.com

Joseph K. Jachinowski, President and CEO, IMPAC Medical Systems, Inc.

Phone: + 1 650 623 8800, e-mail: joe@impac.com

About IMPAC

Founded in 1990, IMPAC is the leading provider of oncology management software and has expanded its core system to include a complete electronic medical record (EMR) for radiation and medical oncology, digital image management, full-featured practice management, laboratory information systems and cancer registry. IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. In North America, IMPAC’s systems are installed in over 1,300 oncology centers, over 1,100 cancer registry operations and over 400 pathology laboratories.

IMPAC also provides the ability to connect to multiple healthcare information and imaging systems via the HL7 and DICOM standards. IMPAC’s National Oncology Database™ (NODB) is one of the leading comprehensive longitudinal oncology databases available for cancer research today.

With approx 430 employees, IMPAC in fiscal 2004 increased its net sales by 22.3 percent to USD 69.0 million in fiscal 2004 compared with USD 56.4 million for fiscal 2003. Net income (US GAAP) for fiscal 2004 amounted to USD 4 million.

IMPAC has been listed on Nasdaq since 2002 under the ticker IMPC.

More information about IMPAC is available at www.impac.com.

About Elekta

Elekta is an international medical-technology Group, providing highly advanced clinical solutions for high precision radiation treatment of cancer and for non- or minimally invasive treatment of brain disorders. Clinical solutions include among others Leksell Gamma Knife® for non-invasive treatment of brain surgery and Elekta Synergy® for image guided radiation therapy (IGRT) as well as associated software systems.

Elekta’s systems and solutions are used at over 2,000 hospitals around the world to treat cancer and to diagnose and treat brain disorders, including tumors, vascular malformations and functional disorders.

By developing clinical solutions through close collaborative relationships with clinical partners in research and advanced product development, Elekta is addressing the healthcare system’s need for reduced hospitalization costs and also patients’ wish for less traumatic treatment options. All of Elekta’s solutions employ non-invasive or minimally invasive techniques and are therefore clinically effective, gentle on the patient and cost-effective.

Elekta was founded in 1972 and is headquartered in Stockholm, Sweden. The company is listed on Stockholmsbörsen (Stockholm Stock Exchange) under the ticker EKTAb.

More information about Elekta is available at www.elekta.com.

Forward-Looking statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Elekta’s proposed acquisition of IMPAC, Elekta’s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as Elekta’s strategic and operational plans. Forward-looking statements made about the business, strategic and operational plans or financial performance of Elekta are made solely by Elekta, and IMPAC undertakes no responsibility or liability for such statements. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the requirement that IMPAC’s stockholders must approve the transaction, the required receipt of necessary regulatory approvals, including from the SEC and under applicable antitrust laws, other conditions to the closing of the merger, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on Elekta’s customer relationships, operating results and business generally, including the ability to retain key employees. Other potential risks and uncertainties include, among others, the reaction of customers of Elekta and IMPAC to the transaction; Elekta’s ability to successfully integrate IMPAC’s operations and employees; and general economic conditions. More information about potential factors that could affect Elekta’s business and financial results is included in Elekta’s Annual Report for fiscal year 2003/04 which are on file with Swedish authorities and available at www.elekta.com/investors or by request from Elekta’s head office. For more information and additional risk factors regarding IMPAC generally, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” contained in IMPAC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2004 and in other reports filed by IMPAC with the SEC.

Additional information about the merger and where to find it

IMPAC will file a proxy statement and other documents regarding the proposed merger described in this press release with the SEC. IMPAC STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT IMPAC, ELEKTA, THE MERGER AGREEMENT AND THE MERGER. A definitive proxy statement will be sent to stockholders of IMPAC seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by IMPAC with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by IMPAC with the SEC may also be obtained free of cost by directing a request to: Investor Relations, IMPAC Medical Systems, Inc, 100 West Evelyn Avenue, Mountain View, California 94041; or pr@IMPAC.com. You may also read and copy any reports, statements and other information filed by IMPAC at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

IMPAC and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies of IMPAC stockholders in connection with the proposed merger. Certain directors and executive officers of IMPAC may have interests in the merger that are different from, or in addition to, IMPAC’s stockholders generally, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of IMPAC common stock generally, and their interests will be described in the proxy statement that will be filed by IMPAC with the SEC.

Advisers disclaimer

Banc of America Securities Limited acted as adviser only to Elekta, and no other party, in connection with this transaction and will not be responsible to anyone other than Elekta for providing the protections afforded to customers of Banc of America Securities Limited or for providing advice in relation to this transaction.